Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 18, 2019

ACME UNITED REPORTS 7% NET SALES INCREASE AND 30% DILUTED EPS
INCREASE FOR THIRD QUARTER OF 2019

FAIRFIELD, CT. – October 18, 2019 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended September 30, 2019 were $37.0 million, compared to $34.7 million for the same period of 2018, an increase of 7%. Net sales for the nine months ended September 30, 2019 were $108.6 million, compared to $106.2 million for the same period in 2018, a 2% increase.

Net income for the three months ended September 30, 2019 was $1.1 million, or $0.30 per diluted share, compared to $.8 million, or $0.23 per diluted share, for the same period in 2018, increases of 31% and 30%, respectively. Net income for the nine months ended September 30, 2019 was $4.5 million, or $1.32 per diluted share, compared to $4.0 million, or $1.12 per diluted share, in last year’s same period, increases of 13% and 18%, respectively.

Chairman and CEO Walter C. Johnsen, said, “We are very pleased with our third quarter sales and earnings. We had excellent performance with our First Aid Only safety products line, driven by success of SmartCompliance kits and refills. International sales both in Europe and Canada were strong. Our on-line business was excellent, reflecting strength in first aid products and back-to-school items.

Mr. Johnsen added, “We expect continued good performance in the fourth quarter of 2019, particularly as our focus on productivity and sales growth continues.  Based on the trends we are currently seeing, we are updating our financial guidance for the year.  We now expect net sales of approximately $142 million compared to our previously provided range of $140 million - $143 million; net income of approximately $5.2 million compared to our previously provided range of $5.0 million - $5.3 million; and earnings per share of approximately $1.48 compared to our previously provided range of $1.41 - $1.50.

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In the U.S. segment, net sales for the three months ended September 30, 2019 increased 6% compared to the same period in 2018. Sales of first aid and safety products were strong, more than offsetting softness in the sales of certain school and office products. Net sales for the first nine months of 2019 in the U.S. segment increased 2% compared to the same period in 2018.

Net sales in Europe for the three months ended September 30, 2019 increased 15% in U.S. dollars and 21% in local currency compared to the same 2018 period. Net sales for the nine months ended September 30, 2019 increased 14% in U.S. dollars and 22% in local currency compared to the first nine months of 2018. The sales increases in the quarter and nine months were mainly due to new customers in the office products channel and continued growth of DMT sharpening products.

Net sales in Canada for the three months ended September 30, 2019 increased 5% in U.S. dollars and 6% in local currency compared to the same 2018 period. Net sales for the nine months ended September 30, 2019 decreased 6% in U.S. dollars and 3% in local currency compared to the first nine months of 2018.

Gross margin was 35.5% in the three months ended September 30, 2019, compared to 35.8% in the same period in 2018. Gross margin was 36.6% in the nine months ended September 30, 2019, compared to 37.0% in the same period in 2018.

The Company’s bank debt less cash on September 30, 2019 was $35.9 million compared to $46.8 million on September 30, 2018. During the twelve-month period ended September 30, 2019, the Company distributed $1.6 million in dividends on its common stock, repurchased $0.4 million in treasury stock and generated $14 million in free cash flow, including a $2.3 million reduction in inventory.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, October 18, 2019, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-767-8973. International callers may dial 334-777-6979. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

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About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2019

  (Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2019	September 30, 2018

Net sales	$36,995	$34,731
Cost of goods sold	23,861	22,281
Gross profit	13,134	12,450
Selling, general, and administrative expenses	11,408	11,077
Operating Income	1,726	1,373
Interest expense, net	469	496
Other expense, net	40	23
Total other expense, net	509	519
Income before income tax expense	1,217	854
Income tax expense	158	47
Net income	$1,059	$807

Shares outstanding - Basic	3,352	3,374
Shares outstanding - Diluted	3,486	3,551

Earnings per share - Basic	$0.32	$0.24
Earnings per share - Diluted	0.30	0.23

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2019 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2019	September 30, 2018

Net sales	$108,585	$106,191
Cost of goods sold	68,877	66,905
Gross profit	39,708	39,286
Selling, general, and administrative expenses	32,679	32,923
Operating Income	7,029	6,363
Interest expense, net	1,463	1,346
Other expense, net	52	84
Total other expense, net	1,515	1,430
Income before income tax expense	5,514	4,933
Income tax expense	977	926
Net income	$4,537	$4,007

Shares outstanding - Basic	3,352	3,374
Shares outstanding - Diluted	3,445	3,574

Earnings per share - Basic	$1.35	$1.19
Earnings per share - Diluted	1.32	1.12

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2019

(Unaudited)

Amounts in 000's	September 30, 2019	September 30, 2018

Assets:
Current assets:
Cash and cash equivalents	$5,698	$4,021
Accounts receivable, less allowance	30,635	30,869
Inventories, net	38,970	41,274
Prepaid expenses and other current assets	1,787	2,270
Total current assets	77,090	78,434

Property, Plant and equipment, net	14,006	14,488
Operating lease right of use asset	2,123	—
Intangible assets, less accumulated amortization	16,107	16,959
Goodwill	4,696	4,696
Other assets	202	606
Total assets	$114,224	$115,183

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$7,217	$6,654
Operating lease liability - short term	920	—
Mortgage payable	267	267
Other accrued liabilities	8,202	4,417
Total current liabilities	16,606	11,338
Long term debt	38,125	47,028
Mortgage payable, net of current portion	3,244	3,511
Operating lease liability - long term	1,210	—
Other non-current liabilities	15	815
Total liabilities	59,200	62,692
Total stockholders' equity	55,024	52,491
Total liabilities and stockholders' equity	$114,224	$115,183

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